EXHIBIT NO. 99. Press release of Alcan Inc., dated August 8, 2005.

Press Release

FOR IMMEDIATE RELEASE

ALCAN ANNOUNCES STRONG SECOND QUARTER

FINANCIAL HIGHLIGHTS

  Operating earnings for the second quarter of $0.77 per share, up 24% year-over-year and 28% quarter-over-quarter;

   Income from continuing operations of $0.56 per share versus $0.77 a year earlier and $0.56 in the first quarter;

   Sequentially higher operating profits in three out of four business groups, with record results in Packaging.

MONTREAL, CANADA - August 8, 2005 - Alcan Inc. (NYSE, TSX: AL) today reported second quarter income from continuing operations of $208 million or $0.56 per common share versus $285 million or $0.77 per common share a year earlier and $208 million or $0.56 per share in the first quarter of 2005. *

Operating earnings from continuing operations, which exclude foreign currency balance sheet translation effects and Other Specified Items (OSIs), were $286 million or $0.77 per common share in the second quarter, up from $230 million or $0.62 per share a year-ago and $223 million or $0.60 per share in the first quarter of 2005.  Operating earnings for the second quarter of 2005 included mark-to-market gains on derivatives of $0.06 per share as compared to a loss of $0.08 per share a year earlier and a gain of $0.01 per share in the first quarter of 2005.

"The strong results for the second quarter reflect our steady progress against industry-wide cost pressures," said Travis Engen, President and CEO. "Operating results for three out of four business groups improved sequentially and, in fact, reached a record level in Packaging," he added.

"With our major portfolio changes in place, the focus is squarely on executing against our operating agenda," stated Engen.  "This is clearly evident at the Alouette smelter, where the expansion is now producing at full capacity three months ahead of schedule.  Similarly, we are making excellent progress on the expansion of our Gove alumina refinery, and the integration of Pechiney is well on track to achieve our synergy target of $360 million by year end," he noted.

*Note: All amounts in this press release are expressed in U.S. dollars unless otherwise stated. 2004 amounts include Alcan's former rolled products business (Novelis), which was spun-off on 6 January 2005.

	Second Quarter		Six Months		First Quarter
($ millions, except where indicated)	2005	2004	2005	2004	2005
Operating earnings - excluding foreign currency
balance sheet translation and Other Specified Items	286	230	509	419	223

Foreign currency balance sheet translation	4	63	34	72	30
Other Specified Items (OSIs)	(82)	(8)	(127)	(72)	(45)

Income from continuing operations	208	285	416	419	208
Income (Loss) from discontinued operations	(17)	46	(7)	18	10
Net income	191	331	409	437	218
Earnings per share ($ per share)
Operating earnings	0.77	0.62	1.36	1.13	0.60
Income from continuing operations	0.56	0.77	1.11	1.13	0.56
Net income	0.52	0.89	1.09	1.18	0.58
Average number of shares outstanding (millions)	370.2	368.1	370.1	367.5	370.0

2004 amounts include Novelis but have been retroactively adjusted to reflect the reclassification of certain businesses as discontinued operations.

Operating Earnings

Operating earnings for the second quarter of 2005 were $56 million higher than in the comparable year-ago quarter. The improvement reflected benefits from higher aluminum prices upstream, better pricing and sales mix downstream, positive derivative impacts and synergy capture, partially offset by the negative effects of the weaker U.S. dollar, higher costs for energy and raw materials and the impact of the rolled products spin-off.

Compared to the first quarter of 2005, operating earnings were up $63 million. The improvement reflected higher volumes across all business groups, derivative gains and synergy benefits.  Price and sales mix improvements in downstream businesses were offset by changes to the sales mix in upstream businesses.

Income from Continuing Operations

Income from continuing operations for the second quarter of 2005 included a net after-tax charge of $82 million or $0.22 per common share for OSIs. The principal items were after-tax costs of $30 million related to the restructuring of certain Engineered Products facilities, principally in Europe, after-tax costs of $23 million associated with the Pechiney synergy program and after-tax asset impairments of $16 million.

Net Income

Results from discontinued operations in the second quarter of 2005 included the Pechiney Électrométallurgie (PEM) ferroalloy business, which was sold in June 2005, as well as the copper trading business and certain non-core Engineered Products operations.  Collectively, discontinued operations recorded an after-tax loss of $17 million in the second quarter compared to an after-tax profit of $46 million in the year-ago quarter and an after tax profit of $10 million in the first quarter of 2005.   The decline in the second quarter mainly resulted from a loss on the sale of PEM.

Including results from discontinued operations, the Company reported net income of $191 million, or $0.52 per common share, compared to net income of $331 million or $0.89 per common share a year earlier and net income of $218 million or $0.58 per common share in the first quarter of 2005.

Synergies

Results for the second quarter included incremental pre-tax synergy benefits of about $46 million over the year-ago quarter and $10 million over the first quarter of 2005. The annualized synergy run-rate at the end of the second quarter of 2005 was $270 million, well on track to reach the total target of $360 million by year end.

Sales and Operating Revenues

	Second Quarter		Six Months		First Quarter
($ millions, unless otherwise noted)	2005	2004	2005	2004	2005

Sales & operating revenues	5,206	6,208	10,384	12,228	5,178
Shipments (thousands of tonnes)
Ingot products*	744	499	1,468	992	724
Aluminum used in engineered products & packaging	336	386	663	760	327
Subtotal	1,080	885	2,131	1,752	1,051
Rolled products	-	712	-	1,380	-
Total aluminum volume	1,080	1,597	2,131	3,132	1,051
Ingot product realizations ($ per tonne)*	2,034	1,812	2,046	1,801	2,058
Average LME 3-month price ($ per tonne)	1,796	1,686	1,842	1,676	1,887
*Includes primary and secondary ingot and scrap aluminum. Realized prices generally lag LME price changes by one month. The first quarter 2005 realization was corrected from that previously published.
2004 amounts include Novelis but have been retroactively adjusted to reflect the reclassification of certain businesses as discontinued operations.

Sales and operating revenues were $5.2 billion in the second quarter, down $1 billion from the year-ago quarter mainly reflecting the impact of the spin-off of the rolled products business on 6 January 2005.  Excluding the impact of the spin-off, sales and operating revenues increased due to higher prices, improved volumes and currency translation effects.  Compared to the first quarter of 2005, revenues were up slightly as the impact of higher volumes across all business groups was largely offset by currency translation effects.

Total aluminum volume, at 1,080 thousand tonnes (kt), was down 517kt from a year earlier due to the spin-off of the rolled products business on 6 January 2005.  The increase in ingot product shipments in the second quarter mainly reflects volumes sold to Novelis that were previously classified as intercompany sales.

Ingot product price realizations, at $2,034 per tonne, were $222 per tonne higher than in the year-ago quarter and $24 per tonne lower than the first quarter.  The bulk of Alcan ingot sales are based on the LME 3-month price with a one month lag plus a local market premium and any applicable product premium. In the second quarter, the average LME 3-month price with a one month lag was $1,868 per tonne, up from $1,850 in the first quarter.  Average realizations declined from the first quarter mainly due to a less favourable product mix and softening market premia.

Cash Flow and Debt

Cash from operating activities in continuing operations was $242 million in the second quarter of 2005 compared to $428 million a year earlier. The reduced level of cash from operating activities reflects lower income from continuing operations and increased working capital. After dividends of $62 million and capital expenditures of $453 million, free cash flow from continuing operations was negative $273 million for the second quarter of 2005.  In the year-ago quarter, after dividends of $58 million and capital expenditures of $265 million, free cash flow from continuing operations was $105 million. The year-over-year increase in capital spending was mainly due to the expansion of the Gove alumina refinery in Australia.

Debt as a percentage of invested capital as at 30 June 2005 was 40%, unchanged from the end of the first quarter-end and down from 46% at the end of the prior-year quarter.

REVIEW OF BUSINESS GROUP PROFIT AND CORPORATE ITEMS

	Second Quarter		Six Months		First Quarter
($ millions)	2005	2004	2005	2004	2005
Business Group Profit (BGP)
Bauxite and Alumina	111	126	208	214	97
Primary Metal	425	436	856	814	431
Engineered Products *	101	106	216	210	115
Packaging	177	168	331	336	154
Equity accounted joint venture eliminations	(77)	(52)	(151)	(105)	(74)
Change in fair market value of derivatives	33	(12)	30	(12)	(3)
Subtotal	770	772	1,490	1,457	720
Novelis entities	-	175	-	342	-
	770	947	1,490	1,799	720
Corporate Items
Intersegment, corporate offices and other	(161)	(134)	(246)	(392)	(85)
Depreciation & amortization	(268)	(324)	(540)	(660)	(272)
Interest	(90)	(87)	(175)	(180)	(85)
Income taxes	(70)	(125)	(168)	(166)	(98)
Equity income	28	17	57	33	29
Minority interests	(1)	(9)	(2)	(15)	(1)
Income from continuing operations	208	285	416	419	208

2004 amounts have been retroactively adjusted to reflect the reclassification of certain businesses as discontinued operations and the impact of the Novelis spin-off completed on 6 January 2005.

*BGP for the second quarter of 2005 includes restructuring charges of $30 million.

Business Group Profit (BGP)

Bauxite and Alumina: BGP for the second quarter was $111 million, a reduction of $15 million from the year-ago quarter.  While the group benefited from the year-over-year increase in LME-linked contract prices for alumina, this was more than offset by higher costs for energy, maritime freight and caustic soda, the impact of the stronger Australian and Canadian dollars and the loss of a favourable alumina contract due to the sale of Aluminium de Grèce in March 2005.  On a sequential quarter basis, BGP increased $14 million due to higher shipment volumes and contract prices for alumina and increased bauxite sales, partially offset by higher costs for energy and caustic soda.  Group results for the third quarter are expected to be below second quarter levels due to lower LME-linked contract prices for alumina, which typically lag LME price changes by one quarter, and rising cost pressure from energy and caustic soda.

Primary Metal: BGP for the second quarter was $425 million, a decrease of $11 million from the year-ago quarter.  Benefits from higher LME prices and market premia, as well as improved product mix and synergies, were more than offset by the impact of the weaker U.S. dollar, higher energy and raw materials costs, as well as lower sales of smelter equipment. On a sequential quarter basis, BGP declined by $6 million as benefits from increased shipments were more than offset by higher raw material prices, including energy, and a weaker sales mix, reflecting softer market conditions for value-added products.  The 300-kt/y expansion at the 40%-owned Alouette smelter in Quebec reached full capacity in June, three months ahead of schedule.  While the group will benefit in the third quarter from additional production at Alouette, results are expected to be lower than in the second quarter due mainly to reduced market premia in North America combined with higher costs for maintenance and freight.

Engineered Products: BGP was $101 million in the second quarter, which included $30 million of charges principally related to the restructuring of the Sierre and Singen facilities in Switzerland. Excluding these charges, BGP reached a record $131 million in the second quarter, which represented a 24% increase over the year-ago second quarter and a 14% increase over the first quarter of 2005.  Higher aerospace volumes, an improved sales mix in specialty sheet, synergy benefits from the Pechiney acquisition and favourable market conditions for composites and cable more than offset the adverse impact of higher raw material costs on both a year-over-year and sequential quarter basis.  Results for the third quarter are expected to be below the second quarter level of $101 million due to normal seasonality in Europe.

Packaging: BGP was $177 million in the second quarter, $9 million higher than in the year-ago quarter and a new record for the Group.  Results and margins improved in the quarter mainly reflecting successful efforts to pass through raw material cost increases in product pricing, as well as benefits from synergy capture and cost initiatives, volume increases in the Americas and Asia and favourable currency translation effects.  On a sequential quarter basis, BGP was up $23 million or 15%, reflecting a seasonal pick-up in demand, cost improvements and the continuing recovery of earlier raw material cost increases.   Results for the third quarter are expected to be below second quarter levels due to normal seasonality in Europe.

Corporate Items

The Intersegment, corporate offices and other expense category includes corporate head office costs as well as other non-operating items and the elimination of profits on intersegment sales of aluminum. In the second quarter of 2005, OSIs of $90 million pre-tax were included in this expense category.

Depreciation and amortization expenses, at $268 million, were $56 million lower than in the year-ago quarter primarily reflecting the impact of the rolled products business spin-off.

Investments in entities over which Alcan has significant influence but not control are accounted for using the equity method.  Equity income was $28 million in the second quarter, $11 million higher than in the year-ago quarter, and little changed from the first quarter of 2005.  The year-over-year increase mainly reflects mark-to-market impacts on derivatives as well as a contribution from the Alcan Ningxia joint venture in China.

The Company's effective tax rate on income from continuing operations was 28% in the second quarter and 32% year to date.  The lower effective tax rate in the second quarter resulted from balance sheet translation effects due to a further weakening of the Canadian dollar in the first half of 2005.  In the first quarter, the effective tax rate was 35%, which reflected the impact of non-cash tax charges of $27 million offset in part by translation effects.

OUTLOOK

For 2005, world primary aluminum consumption is forecast to increase by approximately 4.6%, while production from new capacity and restarts is expected to increase world supply by about 6.3%.  Alcan continues to forecast a market deficit of about 200 kt for 2005.

The following table provides Alcan estimates of the annualized after-tax impact of currency and LME price movements on net income from continuing operations.  Earnings sensitivities are unchanged from those  previously  published in the Company's 2004 10-K.

	Increase in rate / price	In millions of $	$ / share

Economic impact of changes in period-average exchange rates
European currencies	$0.10	(56)	(0.15)
Canadian dollar	$0.10	(110)	(0.30)
Australian dollar	$0.10	(40)	(0.11)

Balance sheet translation impact of changes in period-end exchange rates
Canadian dollar	$0.10	(170)	(0.46)
Australian dollar	$0.10	(20)	(0.05)

Economic impact of changes in period-average LME prices*
Aluminum	$100/t	170	0.46

* Realized prices generally lag LME price changes by one month. Changes in local and regional premia may also impact aluminum price realizations.  Sensitivities are updated as required to reflect changes in the Company's commercial arrangements and portfolio of operations.  Not included are sensitivities to energy and raw-material prices, which may have significant impacts.

NOTE ON FORWARD LOOKING STATEMENTS

Statements made in this press release which describe the Company's or management's objectives, projections, estimates, expectations or predictions of the future may be "forward-looking statements" within the meaning of securities laws, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "estimates," "anticipates" or the negative thereof or other variations thereon.  The Company cautions that, by their nature, forward-looking statements involve risk and uncertainty and that the Company's actual actions or results could differ materially from those expressed or implied in such forward-looking statements or could affect the extent to which a particular projection is realized.  Important factors which could cause such differences include global supply and demand conditions for aluminum and other products, aluminum ingot prices and changes in raw materials' costs and availability, changes in the relative value of various currencies, cyclical demand and pricing within the principal markets for the Company's products, changes in government regulations, particularly those affecting environmental, health or safety compliance, economic developments, relationships with and financial and operating conditions of customers and suppliers, the effects of integrating acquired businesses and the ability to attain expected benefits, the Company's ability to dispose of assets at the anticipated prices and other factors within the countries in which the Company operates or sells its products and other factors relating to the Company's ongoing operations including, but not limited to, litigation, labour negotiations and fiscal regimes.

DEFINITIONS

"$" all amounts are in U.S. dollars.

"Business Group Profit" (BGP) comprises earnings before interest, income taxes, minority interests, depreciation and amortization and excludes certain items, such as corporate costs, restructuring costs (relating to major corporate-wide acquisitions or initiatives), impairment and other special charges, and pension actuarial gains, losses and other adjustments, that are not under the control of the business groups or are not considered in the measurement of their profitability.  These items are generally managed by the Company's corporate head office, which focuses on strategy development and oversees governance, policy, legal, compliance, human resources and finance matters.  Financial information for individual business groups includes the results of certain joint ventures and other investments accounted for using the equity method on a proportionately consolidated basis, which is consistent with the way the business groups are managed.  However, the BGP of these joint ventures and equity-accounted investments is removed from total BGP for the Company and the net after-tax results are reported as equity income.  The change in the fair market value of derivatives has been removed from individual business group results and is shown on a separate line within total BGP.  This presentation provides a more accurate portrayal of underlying business group results and is in line with the Company's portfolio approach to risk management.

"Derivatives" including forward contracts, swaps and options are financial instruments used by the Company to manage the specific risks arising from fluctuations in exchange rates, interest rates, aluminum prices and other commodity prices.  Mark-to-market gains and losses on derivatives will be offset over time by gains and losses on the underlying exposures.

"Foreign currency balance sheet translation" effects largely arise from translating monetary items (principally deferred income taxes and long-term liabilities) denominated in Canadian and Australian dollars into U.S. dollars for reporting purposes.  Although these effects are primarily non-cash in nature, they can have a significant impact on the Company's net income.

"Free cash flow" consists of cash from operating activities in continuing operations less capital expenditures and dividends. Management believes that free cash flow, for which there is no comparable GAAP measure, is relevant to investors as it provides an indication of the cash generated internally that is available for investment opportunities and debt service.

"GAAP" refers to Generally Accepted Accounting Principles.

"LME" refers to the London Metal Exchange.

"Operating earnings from continuing operations" is presented in addition to income from continuing operations and reported net income.  Operating earnings from continuing operations are not calculated in accordance with U.S. GAAP and there is no standard definition of this term. Accordingly, it is unlikely that comparisons can be made among different companies that make operating earnings information available.  The determination of whether an item is treated as an Other Specified Item involves the exercise of judgement by Alcan management. The Company believes that operating earnings from continuing operations is a useful measure because it excludes items that are not typical of ongoing operating activities, such as Other Specified Items, as well as items that are outside management's control, such as the impact of foreign currency balance sheet translation. Management has concluded that operating earnings is a relevant measure for shareholders and other investors as it removes the inherent volatility of such items, whether favourable or unfavourable, and provides a clearer picture of underlying business performance. Moreover, the measure is in line with the Company's internal performance measurement and management systems. Operating earnings information has historically been presented in response to requests from investors and financial analysts, who have indicated that they find the information highly relevant and essential to their understanding of the Company.

"Other Specified Items" (OSIs) include, for example: restructuring and synergy charges; asset impairment charges; gains and losses on non-routine sales of assets, businesses or investments; unusual gains and losses from legal claims and environmental matters; gains and losses on the redemption of debt; income tax reassessments related to prior years and the effects of changes in income tax rates; and other items that, in Alcan's view, do not typify normal operating activities.

"Synergy run-rate" is the annualized rate of savings resulting from actions taken to date.

All tonnages are stated in metric tonnes, equivalent to 2,204.6 pounds.

All figures are unaudited.

QUARTERLY RESULTS WEBCAST

Alcan's quarterly results conference call with investors and analysts will take place on Monday, August 8, 2005 at 10:00 a.m. EST and will be webcast via the Internet at www. alcan.com.

Supporting documentation (press release, financial statements and investor presentation) is available at www.alcan.com, using the Investors link. Miscellaneous and previous years' filings may be accessed using the following links to the www.sec.gov (U.S.) and www.sedar.com (Canada) websites.

ALCAN INC.

Alcan is a multinational, market-driven Company and a global leader in aluminum and packaging. With world-class operations in primary aluminum, fabricated aluminum as well as flexible and specialty packaging, aerospace applications, bauxite mining and alumina processing, today's Alcan is well positioned to meet and exceed its customers' needs for innovative solutions and service. Alcan employs almost 70,000 people and has operating facilities in 55 countries and regions.

MEDIA CONTACT: Anik Michaud                                 INVESTOR CONTACT: Corey Copeland

Tel.: (514) 848-8151                                                      Tel.  (514) 848-8368

Conference call numbers:                                          Conference call numbers:

North America (866) 783-6547                                      North America (888) 689-9505

Local & overseas (706) 758-0152                                  Local & overseas (706) 758-0150

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF INCOME (unaudited)

	Second Quarter		Six Months
Periods ended June 30	2005	2004	2005	2004
(in millions of US$, except per share amounts)
Sales and operating revenues	5,206	6,208	10,384	12,228

Costs and expenses
Cost of sales and operating expenses, excluding depreciation
and amortization noted below	4,130	4,918	8,220	9,890
Depreciation and amortization	268	324	540	660
Selling, administrative and general expenses	345	365	725	761
Research and development expenses	49	58	98	119
Interest	90	87	175	180
Other expenses (income) - net	73	54	97	51
	4,955	5,806	9,855	11,661
Income from continuing operations before income taxes and
other items	251	402	529	567
Income taxes	70	125	168	166
Income from continuing operations before other items	181	277	361	401
Equity income	28	17	57	33
Minority interests	(1)	(9)	(2)	(15)
Income from continuing operations	208	285	416	419
Income (Loss) from discontinued operations	(17)	46	(7)	18
Net income	191	331	409	437
Dividends on preference shares	1	1	3	3
Net income attributable to common shareholders	190	330	406	434
Earnings (Loss) per share
Basic and Diluted:
Income from continuing operations	0.56	0.77	1.11	1.13
Income (Loss) from discontinued operations	(0.04)	0.12	(0.02)	0.05
Net income per common share - basic and diluted	0.52	0.89	1.09	1.18
Dividends per common share	0.30	0.30	0.45	0.45

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (unaudited)

	June 30, 2005	December 31, 2004
(in millions of US$)

ASSETS

Current assets
Cash and time deposits	222	184
Trade receivables (net of allowances of $62 in 2005 and $99 in 2004)	2,861	3,247
Other receivables	846	936
Deferred income taxes	110	214
Inventories	2,863	4,040
Current assets held for sale	172	791
Total current assets	7,074	9,412

Deferred charges and other assets	2,251	2,877
Deferred income taxes	969	870
Property, plant and equipment
Cost (excluding Construction work in progress)	15,383	21,956
Construction work in progress	899	816
Accumulated depreciation	(5,479)	(9,478)
	10,803	13,294
Intangible assets (net of accumulated amortization of $177 in 2005
and $172 in 2004)	1,028	1,230
Goodwill	4,992	5,496
Long-term assets held for sale	30	162
Total assets	27,147	33,341

ALCAN INC.

INTERIM CONSOLIDATED BALANCE SHEET (cont'd) (unaudited)

	June 30, 2005	December 31, 2004
(in millions of US$)

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Payables and accrued liabilities	4,415	5,843
Short-term borrowings	339	2,486
Debt maturing within one year	854	569
Deferred income taxes	27	23
Current liabilities of operations held for sale	104	335
Total current liabilities	5,739	9,256

Debt not maturing within one year	5,630	6,345
Deferred credits and other liabilities	4,270	4,986
Deferred income taxes	1,279	1,543
Long-term liabilities of operations held for sale	9	249
Minority interests	91	236

Shareholders' equity
Redeemable non-retractable preference shares	160	160
Common shareholders' equity
Common shares	6,104	6,670
Additional paid-in capital	692	112
Retained earnings	3,322	3,362
Common shares held by a subsidiary	(31)	(35)
Accumulated other comprehensive income (loss)	(118)	457
	9,969	10,566
	10,129	10,726
Total liabilities and shareholders' equity	27,147	33,341

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

	Second Quarter		Six Months
Periods ended June 30	2005	2004	2005	2004
(in millions of US$)

OPERATING ACTIVITIES

Net income	191	331	409	437
Loss (Income) from discontinued operations	17	(46)	7	(18)
Income from continuing operations	208	285	416	419
Adjustments to determine cash from operating activities:
Depreciation and amortization	268	324	540	660
Deferred income taxes	(13)	42	42	14
Equity income, net of dividends	2	(1)	(25)	(17)
Asset impairment provisions	25	2	33	10
Loss (Gain) on sale of businesses and investments - net	17	(42)	16	(42)
Stock option compensation	5	2	10	4
Change in operating working capital
Change in receivables	(157)	(137)	(353)	(518)
Change in inventories	(128)	(11)	(114)	44
Change in payables and accrued liabilities	(34)	12	(272)	199
Change in deferred charges, other assets,
deferred credits and other liabilities - net	44	(83)	(72)	(103)
Other - net	5	35	(46)	30
Cash from operating activities in continuing operations	242	428	175	700

Cash from (used for) operating activities in discontinued
operations	(18)	33	50	51

Cash from operating activities	224	461	225	751

FINANCING ACTIVITIES

Proceeds from issuance of new debt - net of issuance costs	780	177	1,166	718
Debt repayments	(610)	(234)	(1,196)	(454)
Short-term borrowings - net	29	(145)	(1,993)	(375)
Common shares issued	6	8	10	33
Dividends - Alcan shareholders (including preference)	(56)	(56)	(114)	(113)
- Minority interests	(6)	(2)	(6)	(4)
Cash from (used for) financing activities in continuing operations	143	(252)	(2,133)	(195)

Cash from (used for) financing activities in discontinued
operations	41	(30)	4	(31)

Cash from (used for) financing activities	184	(282)	(2,129)	(226)

ALCAN INC.

INTERIM CONSOLIDATED STATEMENT OF CASH FLOWS (cont'd) (unaudited)

	Second Quarter		Six Months
Periods ended June 30	2005	2004	2005	2004
(in millions of US$)

INVESTMENT ACTIVITIES

Purchase of property, plant and equipment	(453)	(265)	(745)	(517)
Business acquisitions and purchase of investments	(39)	(55)	(42)	(423)
Net proceeds from disposal of businesses, investments and
other assets	(9)	(24)	3	20
Settlement of amounts due from Novelis - net	-	-	2,535	-
Cash from (used for) investment activities in continuing operations	(501)	(344)	1,751	(920)

Cash from (used for) investment activities in discontinued
operations	121	9	64	(4)

Cash from (used for) investment activities	(380)	(335)	1,815	(924)

Effect of exchange rate changes on cash and time deposits	(11)	(1)	(29)	(28)
Increase (Decrease) in cash and time deposits	17	(157)	(118)	(427)

Cash and time deposits - beginning of period	205	508	340	778
Cash and time deposits - end of period in continuing operations	222	235	222	235
Cash and time deposits - end of period in current assets held
for sale	-	116	-	116
Cash and time deposits - end of period	222	351	222	351

ALCAN INC.

(in millions of US$, except where indicated)

1.         BASIS OF PRESENTATION

The unaudited interim consolidated financial statements are based upon accounting policies and methods of their application consistent with those used and described in the Company's annual financial statements as contained in the most recent annual report.  The interim financial statements do not include all of the financial statement disclosures included in the annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and therefore should be read in conjunction with the Company's annual report.

In the opinion of management of the Company, the unaudited interim consolidated financial statements reflect all adjustments, which consist only of normal and recurring adjustments, necessary to present fairly the financial position and the results of operations and cash flows in accordance with U.S. GAAP, applied on a consistent basis.  The results reported in these interim consolidated financial statements are not necessarily indicative of the results that may be expected for the entire year.

Spin-off of Rolled Products Businesses

On January 6, 2005, Alcan completed the spin-off of Novelis Inc. (Novelis), as described in note 4 - Spin-off of Rolled Products Businesses.  Prior to the spin-off, these businesses were owned by Alcan.  Alcan's consolidated financial statements as at December 31, 2004 and for the second quarter and six months ended June 30, 2004 include the operations transferred to Novelis.   Alcan's consolidated financial statements as at and for the second quarter and six months ended June 30, 2005 exclude the operations transferred to Novelis.   Management concluded that all income earned and cash flows generated by Novelis entities from January 1 to 5, 2005, were insignificant.  In addition, the transactions between Alcan and Novelis during this period were also immaterial, with the exception of a net gain on derivative contracts, which has been recorded in retained earnings.

2.         SALES OF BUSINESSES AND RESTRUCTURING ACTIVITIES

Following a detailed assessment subsequent to the Pechiney acquisition, the Company began restructuring efforts at certain European sites in the fourth quarter of 2004.  As a result of this restructuring, the Company committed to a plan to sell two high purity businesses, Mercus and Froges, in France.  These businesses were classified in discontinued operations and assets held for sale during the fourth quarter of 2004.  In the second quarter of 2005, the Company announced a change in its strategy of selling the businesses due to changes in market and economic conditions.  The Company envisions suspending one of two activities at the Mercus high purity metal processing mill and closing the Froges rolling mill.  As a result of the change in strategy, these two businesses have been reclassified to assets held and used and are included in continuing operations.

On June 14, 2005, the Company announced the restructuring of its Engineered Products facilities in Singen, Germany, and Sierre, Switzerland, in order to improve efficiency and ensure their long-term viability.  Alcan will integrate its extrusion activities at the Singen and Sierre sites, and restructure the automotive structures and composites into its operations at Singen.

On April 20, 2005, the Company completed the sale of its service centres in France (Almet France) for net proceeds of $4 to Amari Metal France Ltd., which specializes in distributing aluminum, stainless steel and cuprous metal products.  The assets of Almet France were previously classified as held for sale and included in discontinued operations.

On December 30, 2004, the Company announced that it had reached agreement on the principal terms of a sale of Pechiney Électrométallurgie (PEM) to Ferroatlántica, S.L., of Spain.  The Company classified this business in discontinued operations and assets held for sale during the fourth quarter of 2004.  The Company's decision to sell this business was based on an extensive evaluation of the Company's operations subsequent to the Pechiney acquisition and is consistent with the Company's strategy of divesting non-core activities. On June 1, 2005, the Company completed the sale of PEM for net proceeds of $150.

On December 29, 2004, the Company announced that, following an extensive evaluation of the Company's operations subsequent to the Pechiney acquisition, it had entered into a binding agreement for the sale of its controlling interest in Aluminium de Grèce S.A. (AdG), as well as the transfer of certain related contracts, to Mytilineos Holdings S.A. of Greece.  The Company classified this business in discontinued operations and assets held for sale during the fourth quarter of 2004. The Company owned approximately 13 million shares in AdG, representing a 60.2% equity interest.  The transaction was completed on March 15, 2005 at a value of $104.  Under the terms of this agreement, Mytilineos Holdings and certain affiliated companies acquired from the Company a 53% equity position in AdG.  The balance of the Company's interest in AdG, some 7.2%, may be sold by the Company to Mytilineos Holdings one year after closing pursuant to a three-month put option at a price equivalent to the selling price of the shares.  Subsequently, Mytilineos Holdings will have a call option for six months to purchase any remaining interest, at a price equivalent to the selling price of the shares.

3.         CAPITALIZATION OF INTEREST COSTS

Total interest costs in continuing operations in the second quarter and six months of 2005 were $95 and $185, respectively (2004: $89 and $184) of which $5 and $10 (2004: $2 and $4) were capitalized.

4.         SPIN-OFF OF ROLLED PRODUCTS BUSINESSES

On January 6, 2005, Alcan completed the spin-off of Novelis to its shareholders. Alcan shareholders received one Novelis common share for every five Alcan common shares held.  Novelis consists of substantially all of the aluminum rolled products businesses held by Alcan prior to its 2003 acquisition of Pechiney, together with some of Alcan's alumina and primary metal-related businesses in Brazil, which are fully integrated with the rolled products operations there, as well as four former Pechiney rolling facilities in Europe.

The agreements giving effect to the spin-off provide for various post-transaction adjustments and the resolution of outstanding matters, which are expected to be carried out by the parties by the end of 2005.

Following the spin-off, the Company settled amounts due from Novelis and used the net proceeds of $2.6 billion to settle third party debt, and to cover a preliminary payment of $100 made by the Company to Novelis in accordance with a separation agreement between the parties.

5.          LONG-TERM DEBT

On May 31, 2005, the Company issued $500 of 5.00% Notes due in 2015 and $300 of 5.75% Notes due in 2035.  The net proceeds of these offerings were used to repay outstanding commercial paper debt.

Montreal, Canada

8 August 2005